Exhibit 10.17

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between John B. Simmons (“Employee”), a resident of Houston, Texas and Stewart & Stevenson Services, Inc., a Texas corporation, having its principal place of business in Houston, Texas (the “Company,” and together with its subsidiary and affiliated companies, “S&S”).

WITNESSETH:

WHEREAS, Employee has been an employee and an officer of S&S, serving most recently as Senior Vice President, Chief Financial Officer and Treasurer of the Company and as an officer of various of the Company’s affiliates; and

WHEREAS, the Company has entered into certain Asset Purchase Agreements dated October 24, 2005 and September 27, 2005 (the “APAs”), with Hushang Ansary (“Ansary”) to sell the assets and business of the Company’s Power Products and Engineered Products Divisions (the “Divisions”) to Ansary upon the terms set forth therein, and the Company has agreed with Ansary that the sale of the Divisions shall close prior to January 31, 2006 (the “Closing Date”); and

WHEREAS, Employee is expected to become the chief executive officer of the entity formed by Ansary to succeed to the business of the Divisions; and

WHEREAS, Employee has agreed to remain an employee of the Company through March 31, 2006, to continue to perform certain financial related activities for the Company, including helping the Company to carryout its financial reporting obligations in respect of its fiscal year ending January 31, 2006 (the period of time from the date hereof through March 31, 2006, being herein referred to as the “Transition Period”); and

WHEREAS, Employee has, on behalf of S&S, contributed significantly to the transactions contemplated by the APAs as well as having contributed significantly to the overall performance of the Company in recent periods; and

WHEREAS, Employee’s position and employment as an employee of S&S shall, under the foregoing circumstances, be terminated at the close of business on March 31, 2006 (the “Separation Date”); and

WHEREAS, Employee’s position and employment as an officer of S&S shall be terminated as of the closing of the sale of the Divisions; and

WHEREAS, Employee is a participant in the Company’s Management Incentive Compensation Plan (the “MICP”) and shall be paid compensation under the MICP for his performance during the Company’s fiscal year that will end on January 31, 2006 in accordance with the terms of the MICP; and

WHEREAS, Employee shall not participate in the MICP during the Company’s fiscal year that will end on January 31, 2007; and

WHEREAS, the Company and Employee have agreed with respect to certain future obligations of Employee to the Company, including his activities during the Transition Period, confidentiality, non-competition and cooperation; and

WHEREAS, Employee and S&S desire to avoid the expense, delay, and uncertainty attendant to any claims that may arise from Employee’s service with and termination from his positions and employment with S&S; and

WHEREAS, Employee desires to release S&S, its predecessors and successors in interest, and its employees, officers, directors, shareholders, agents and representatives, past and present, and, except to the extent specifically provided herein, all employee benefit plans sponsored by S&S (collectively, the “S&S Parties” and each individually, an “S&S Party”), individually and collectively, from all claims and causes of action and damages, if any, he has or may have against S&S and/or any of the S&S Parties; and

WHEREAS, S&S desires to release Employee from all claims or causes of action, if any, it may have against Employee; and

WHEREAS, Employee and S&S therefore desire to establish their respective rights and obligations for the future.

NOW, THEREFORE, in consideration of the following mutual covenants and promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and S&S hereby agree as follows:

1.                                      RESIGNATION:  Employee hereby resigns from his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Employee and S&S agree, however, that he shall continue to be an employee of the Company at his current salary rate to and through the Separation Date at which time his employment shall automatically terminate. Employee acknowledges and agrees that he has no authority to and will not act for any of the S&S Parties in any capacity on or after the Separation Date and will no longer be in charge of the Company’s financial affairs after the date hereof. Employee further acknowledges and agrees that S&S has to date fully paid his regular salary as it has become payable to date, less customary withholding for taxes and applicable deductions, and that such payment is in full satisfaction of all wages (other than vacation pay) owed him by S&S as of the date hereof.

2.                                      CONSIDERATION:  In consideration for Employee’s termination pursuant to this Agreement and his other promises made herein and in full satisfaction of all (i) all amounts applicable to payment for the non-competition agreements of Employee contained in Section 6 of this Agreement, and (ii) all amounts owed and earned by reason of Employee’s contribution to the Company in the management of the affairs of the Company and in the Company’s successful efforts leading to the pending sale of the Divisions to Ansary, the Company agrees to pay Employee the aggregate amount of $974,000 (the “Additional Compensation”).

The payment of the Additional Compensation is subject to the following conditions having been met and the Additional Compensation will not be made unless such conditions are satisfied:

a.                                       the closing of the sale of the Divisions (the “Closing”) shall have occurred prior to January 31, 2006; and

b.                                      Employee shall have carried out his duties and responsibilities during the Transition Period in good faith and with appropriate care and attention as reasonably directed by the Company’s President and Chief Executive Officer;

c.                                       Employee shall have satisfied his cooperation obligations specified in Section 13; and

d.                                      a Change in Control shall have occurred by December 31, 2006.

The Additional Compensation shall be paid to Employee on the later of (1) the day following the date that is six months from the date of his separation from service from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or (2) the date of the Change in Control.

The payment of the Additional Compensation shall be net of customary withholding for taxes and applicable deductions imposed by law or permissible elections made by Employee.

For purposes of this Section 2, the term “Change in Control” means:

(I)                                    The acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of director (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2, the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (III)(A), (III)(B) and (III)(C);

(II)                                The individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at lease two thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of Person other than the Board of Directors of the Company; or

(III)                            The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors of the Company providing for such Business Combination; or

(IV)                            The approval by the stockholders of a complete liquidation or dissolution of the Company.

For purposes of this Section 2, the term “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; and “Affiliate” shall have the meaning set forth in Rule 12-b-2 promulgated under Section 12 of the Exchange Act;

3.                                      ACCRUED SALARY AND VACATION PAY:  In addition, S&S agrees to pay to Employee, within 30 days of the Separation Date, any accrued but unpaid salary (at the rate currently in effect) through the Separation Date and the accrued unpaid vacation due him under the S&S vacation policy through the Separation Date.

4.                                      STOCK OPTIONS:  Any stock options in the name of Employee held on the Separation Date (the “Stock Options”) shall be governed by the terms of the applicable stock option agreement and stock option plan; provided, however, that it is specifically acknowledged that the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan permits, at the Compensation Committee’s discretion, (i) the acceleration of the vesting of the Stock Options, to the extent not previously vested, immediately upon the occurrence of the Separation Date and (ii) the exercise by Employee thereof at any time after the Separation Date and prior to 3:00 p.m. December 31, 2006. All agreements with respect to the Stock Options shall be amended as of the date hereof to provide to Employee the full benefits of such provisions of such Stock Option Plan and such discretionary action by the Compensation Committee upon, and subject to, the occurrence of the Closing. Said stock options and all rights or entitlement thereto are not released or waived by this Agreement.

5.                                      NON-DISCLOSURE: S&S and Employee agree as follows:

a.                                       Employee acknowledges that he has held a position of trust and confidence with S&S and that S&S has provided him with Confidential Information, as defined in this section, through the Closing Date.

b.                                      Employee agrees that he shall not directly or indirectly disclose any Confidential Information unless such disclosure is (i) to an employee of S&S; or (ii) authorized in writing by S&S; or (iii) required by any court or administrative entity or (iv) to Ansary or his representatives or permitees after the Closing Date and which relates solely to the Divisions.

c.                                       Employee acknowledges and agrees that these non-disclosure agreements shall survive any termination of this Agreement or the completion of payments under this Agreement and shall be fully enforceable by S&S or its successor or assignee subsequent to the termination of Employee’s employment.

d.                                      For purposes of this Agreement, the term “Confidential Information” shall be defined as information in the possession of, prepared by, obtained by, or compiled by S&S that is not generally available to the public. “Confidential Information” as so defined shall include information pertaining to, but not limited to:  (i) financial information of S&S, including but not limited to information pertaining to product and asset cost data and projections, actual and expected revenues and expenses, asset valuations and liabilities, budgetary data, profit and expense margin data, existing and projected manufacturing and inventory capacities, company and personnel strengths and weaknesses, and other confidential and proprietary information related to the products or services of S&S, and the rights and obligations of S&S, and said information includes, but is not limited to, S&S’s proposals, plans, budgets and strategies with respect to its contracts with the U.S. Army as to the family of medium tactical vehicles and related matters; (ii) the identity of S&S’s suppliers, vendors, customers, clients, and prospects; (iii) the business, finances and special needs of S&S, their customers, clients, and prospects; (iv) S&S’s policies and procedures; (v) S&S’s personnel and compensation plans and employee benefits; (vi) confidential market studies; (vii) pricing studies, information and analyses; (viii) current and prospective business projections; (ix) business plans and strategies; (x) financial statements and information; (xi) special processes, procedures and services of S&S; and (xii) the trade secrets of S&S.

e.                                       Employee acknowledges and agrees that this Confidential Information, if disclosed, would place S&S at a competitive disadvantage. Employee further agrees that S&S takes reasonable steps to maintain the confidentiality of this Confidential Information, and that the Confidential Information is in fact secret or substantially secret.

6.                                      NON-COMPETITION:

a.                                       Business Relationships, Goodwill and Confidential Information. Employee acknowledges and agrees that as an officer and representative of S&S, Employee is and has been responsible for building and maintaining business relationships and goodwill with current and future customers, clients and prospects on a personal level. Employee acknowledges and agrees that this responsibility has created a special relationship of trust and confidence between Employee and S&S and between Employee and the customers, clients and prospects of S&S. In addition, Employee acknowledges and agrees that S&S has disclosed to him on a regular basis the Confidential Information of S&S. As a result, there is a high risk and opportunity for Employee to misappropriate these relationships, the goodwill existing between S&S and such persons and entities and the Confidential Information of S&S. Employee acknowledges and agrees that it is fair and reasonable for S&S to take steps to protect itself from the risk of such misappropriation.

b.                                      Consideration. Employee acknowledges and agrees that S&S is hereby providing him with substantial, valuable consideration for the agreements set forth in this section, including compensation and benefits as described in this Agreement. Employee acknowledges and agrees that this constitutes fair, adequate and sufficient consideration for the agreements set forth in this section.

c.                                       Exclusion of Activities as to Divisions Business from Non-Competition Obligations. Notwithstanding any other provision hereof, Employee’s activities in respect of (i) Ansary after the Closing Date and (ii) his continued employment by Ansary or any successor thereof after the Separation Date, solely in both cases in respect of the business of the Divisions as they existed on the Closing Date, and solely in the case of clause (ii) to the extent he remains in the employ of Ansary or any successor thereof as to the Divisions, shall be excluded from the operation of the obligations otherwise applicable to Employee under this Section 6 of this Agreement.

d.                                      Scope of Non-Competition Obligation. In consideration for the valuable consideration described above and subject to the exclusion described above:

(i)                                     Employee acknowledges and agrees that during the Transition Period and for two years following the Separation Date, Employee will not solicit, contact, or communicate with any person, company, or business that was a client, customer, or prospect of S&S, and that S&S personally solicited, contacted, communicated with or accepted business from while he was an officer or employee of S&S, for the purpose of engaging in the Same or a Similar Business as S&S in the Market Area, as defined herein;

(ii)                                  Employee further acknowledges and agrees that during the Transition Period and for two years following the Separation Date, Employee will not engage in the Same or a Similar Business as S&S in the Market Area, including working for any company or business as an agent, consultant, partner, employee, officer, shareholder or independent contractor; and

(iii)                               nothing herein shall prohibit Employee from owning up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

e.                                       Definitions. For purposes of this section, the following definitions shall apply:

(i)                                     The term “Same or a Similar Business as the Company” shall be defined to include (A) the assembly, manufacture, design, engineering, service or maintenance of military vehicles or the training of military personnel with respect to military vehicles; (B) the distribution, manufacture, service or rental of diesel and gas engines and engine driven equipment, including without limitation pump packages, generator sets, power units or related parts and equipment; (C) the distribution or manufacture of parts for over-the-road trucking and inter-city commercial trucking applications and the service of such trucks, including transport refrigeration equipment; (D) the distribution or manufacture or service of industrial generator sets for prime and back-up power, air compressors, snow blowers, railcar movers, forklifts and cable extractors; and (E) the design or supply of custom marine propulsion systems or standard or custom marine auxiliary engines.

(ii)                                  The term “Market Area” shall be defined as the United States of America and any other countries in which S&S does business as of the date of this Agreement or during the term hereof.

f.                                         Enforcement. Employee acknowledges and agrees that the non-competition agreements set forth above are ancillary to an otherwise enforceable agreement, including the provisions of this Agreement other than this Section 6, and supported by independent, valuable and sufficient consideration as required by TEX. BUS. & COM. CODE ANN. §15.50. Employee agrees and acknowledges that it is reasonable and appropriate for Employee and S&S to agree to restrict Employee from working in a Same or a Similar Business as the Company within the Market Area because the Confidential information of S&S provided by S&S to Employee previously would place S&S at a competitive disadvantage and would harm S&S economically if used by any entity in the Same or a Similar Business as the Company within the Market Area. Employee agrees that the business activities of S&S are national and the markets for the products and services of S&S are very competitive national and international markets. Accordingly, Employee acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained are reasonable, appropriate and acceptable to Employee and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of S&S. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that these agreements do not meet the criteria set forth in Tex. Bus. & Com. Code Ann. §15.50, these agreements shall be reformed by the court, pursuant to TEX. BUS. & COM. CODE ANN. §15.51(c), and enforced to the maximum extent permitted under Texas law.

g.                                      Damages. In addition to any other remedies that may be available to S&S under the terms of this Agreement or applicable law, Employee agrees that, if he violates any of the obligations owed by him to S&S as stated in paragraphs 5 or 6 of this Agreement, S&S shall be entitled to all damages to which it may be entitled for breach of contract.

7.                                      NON-INTERFERENCE:  Employee agrees that during the Transition Period and for two years following the Separation Date, Employee shall not solicit or recruit, directly or indirectly or by assisting others, any other employees of S&S, nor shall Employee contact or communicate with any other employees of S&S for the purpose of inducing other employees to terminate their employment with S&S or to begin employment by any other entity. For purposes of this covenant, “other employees” shall refer to employees who are actively employed by, or doing business with, S&S at the time of the attempted recruiting or hiring except for employees who were employed solely and directly in connection with activities of the Divisions as of the Closing Date. Employee acknowledges and agrees that these non-interference agreements shall survive the termination of this Agreement and shall be fully enforceable by S&S.

8.                                      EMPLOYEE BENEFIT PLANS:  After the Separation Date, except as specifically contemplated hereby in respect of the Stock Options, except as provided under S&S’s 401(k) Plan and except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Employee shall not be entitled to any coverage or benefit under the Stewart & Stevenson Medical Plan and Dental Plan or under any other benefit or welfare plan of the Company or under any severance agreement or policy of any kind with the Company or applicable to Employee.

9.                                      PRIOR RIGHT AND OBLIGATIONS:  This Agreement extinguishes, and constitutes a complete accord and satisfaction of, all rights, if any, which Employee may have, and obligations, if any, which S&S may have, contractual or otherwise, relating to the employment, or resignation from employment, of Employee with S&S, including any right to severance benefits different from those set forth above.

10.                               EXPENSES: Employee shall, after the Closing Date, submit to the Company all actual past expenses incurred by him in the course of his employment and activities as to the Divisions incurred before the Closing Date. The Company shall reimburse Employee for such expenses in accordance with the Company’s expense reimbursement policy. Employee acknowledges and agrees that S&S shall not have any obligation to reimburse expenses incurred by him with respect to the business of the Divisions incurred after the Closing Date.

11.                               S&S ASSETS:  Employee hereby represents and warrants that he has no claim or right, title or interest in any property designated on any of S&S’s books as property or assets of

S&S. Employee shall deliver to S&S any and all S&S property in his possession or control and execute and deliver any and all assignments or other documents necessary to convey such property to S&S on the Separation Date other than property or assets being sold to Ansary under the APAs.

12.                               DOCUMENTS: Employee agrees, except to the extent they relate solely to the business of the Divisions, to deliver to S&S on the Separation Date all correspondence, memoranda, notes, records, data or information, analyses, customer lists or other documents and all copies thereof (including any computer diskettes), made, composed or received by Employee, solely or jointly with others, which are in Employee’s possession, custody, or control and which are related in any manner to the past, present, or anticipated business of S&S.

13.                               COOPERATION: Employee shall cooperate with S&S to the extent reasonably required in all matters relating to the winding up of his pending work (including his assignments during the Transition Period) on behalf of S&S and the orderly transfer of any such pending work as reasonably designated by S&S. Employee shall cooperate with S&S to the extent reasonably required to respond to questions concerning matters with respect to which he has unique knowledge or information relating to his prior responsibilities with S&S. Employee further agrees, upon request by any S&S Party, to cooperate fully in preparation for, or, giving depositions or testifying in the defense of, any litigation arising from events, acts or omissions alleged, or that may be alleged in the future, to have occurred during the term of his employment with S&S. Employee shall be reimbursed for any reasonable out of pocket expenses incurred in connection with such cooperation. Employee and S&S shall take such further action and execute any such further documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

14.                               PARTIES’ REPRESENTATIONS:  Employee and S&S represent, warrant, and agree that:

a.                                       They have not filed any claims, appeals, complaints, charges or lawsuits against the other with any governmental agency or court and that they will not file or permit to be filed or accept benefits from any claim, complaint or petition filed with any court by either of them or on their behalf against the other at any time hereafter; provided, however, this provision shall not limit either Employee or S&S from filing an action for the sole purpose of enforcing their rights under this Agreement; and

b.                                      no other person or entity has any interest or assignment of any claims or causes of action, if any, that either Employee or S&S may have against the other, and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement, and that Employee and S&S have the sole right and exclusive authority to execute this Agreement and receive the consideration provided for herein; and

c.                                       neither Employee nor S&S is aware of any facts or circumstances that would constitute a violation of any law by Employee, S&S, or any S&S Party, including specifically without limitation, any false statements or omissions that would be a violation of the False Claims Act or any other similar law or law of similar tenor, the Securities Act of 1933 as amended, the Exchange Act or the Sarbanes-Oxley Act of 2002.

15.                               RELEASE:

a.                                       Employee agrees to release, acquit and discharge, and does hereby release, acquit, and discharge, S&S and all S&S Parties from any and all claims, costs, damages, or attorney’s fees, and from any and all causes of action (arising as of or prior to the Closing Date) against S&S and each S&S Party existing of any kind or character, whether now known or not known, that he has or may have against S&S and any S&S Party, including, but not limited to, (i) any claim based on tort, contract, common law, regulation, statute or any other legal or equitable basis or for salary, benefits, expenses, costs, damages, compensation, remuneration or wages; (ii) all claims or causes of action arising from his employment, or resignation from employment, or any alleged discriminatory employment practices, (iii) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, (“ADEA”), the Equal Pay Act of 1963, the Vocational Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1866, 1964 and 1991, the Employee Retirement Income Security Act, the Texas Commission on Human Rights Act, the Texas Pay Day Law, the Texas Workers’ Compensation Act, and the Family and Medical Leave Act, (iv) any and all claims or causes of action arising under any other federal, state, or local laws pertaining to discrimination in employment or equal employment opportunity, and (v) any claims for breach of contract, infliction of emotional distress or any other claims arising under the common law. This Release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit, provided, however, by entering into this Agreement Employee is not releasing any claims under this Agreement, with respect to the Stock Options as provided for herein or by the terms thereof or in respect of his rights, if any, under S&S’s 401(k) Plan.

b.                                      S&S agrees to release, acquit, and discharge and does hereby release, acquit, and discharge Employee, his heirs, executors, and spouse from any and all claims, costs, damages or attorney’s fees, and from any and all causes of action (arising as of or prior to the Closing Date) against Employee of any kind or character, whether now known or not known, S&S may have against Employee including, but not limited to, any claim based on tort, contract, common law, regulation, statute or any other legal or equitable basis; provided, however, by entering into this Agreement, S&S is not releasing any claims under this Agreement.

16.                               NO ADMISSIONS:  The parties to the Agreement expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements contained herein and consideration paid is to compromise doubtful and disputed claims, avoid litigation and buy peace and that no statement or consideration given shall be construed as an admission of liability or wrongdoing by either party, any such liability and wrongdoing being expressly denied. This Agreement does not constitute evidence of unlawful conduct or wrongdoing by either party hereto.

17.                               REMEDIES: Each of the parties to this Agreement agrees that, because damages at law for any breach or nonperformance of this Agreement by the other party, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, accounting, or otherwise.

18.                               WAIVERS: No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

19.                               SEVERABILITY: If any section, sentence, term or provision of this Agreement is determined to be illegal, invalid or wholly or partially unenforceable, by a court of competent jurisdiction or by any state or federal regulatory authority having jurisdiction thereof, such section, sentence, term or provision shall be revised and reduced in scope to be valid and enforceable. In the event such section, sentence, term or provision cannot be so revised or reduced in scope, the determination of illegality, invalidity or unenforceability of such section, sentence, term or provision shall have no effect upon the validity of any other section, sentence, term or provision of this Agreement, all of which shall remain in full force in effect.

20.                               CHOICE OF LAW:  This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas except as preempted by federal law and provided that no effect shall be given to any provision or policy that would direct the application of the laws of another jurisdiction. The parties agree that Harris County, Texas, along with the courts thereof, is the proper and convenient and sole venue to resolve any disputes arising under or relating to this Agreement.

21.                               AMENDMENT: This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of S&S, by an authorized officer.

22.                               NO DEROGATORY COMMENTS:  Except as required by judicial, legislative, or administrative process or governmental rule or regulation, each of the parties to this Agreement agrees to refrain from making public or private comments relating to the other party that are derogatory or that may tend to injure any such party in its business, public or private affairs.

23.                               CONFIDENTIALITY: Employee agrees that he will not disclose the terms of this Agreement or the consideration received from S&S to any other person, except his attorneys or their tax or financial advisors, and his immediate family and only on the condition that they keep such information strictly confidential; provided, however, that the foregoing obligation of confidentiality shall not apply to information that is required to be disclosed by any applicable law, rule or regulation of any governmental authority.

24.                               ADEA RIGHTS:  Employee and S&S acknowledge and agree that:

a.                                       The Company has given Employee at least twenty-one (21) days to review this Agreement, although he may choose to accept it in less than that time; and

b.                                      Employee has been advised to consult with an attorney, of his own choosing, regarding the terms of the Agreement prior to executing this Agreement; and

c.                                       if Employee executes this Agreement, he has seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”), which Revocation Period shall begin on the date Employee signs and dates this Agreement in the space provided below; and

d.                                      this Agreement shall become effective and enforceable (the “Effective Date”) immediately following the expiration of the Revocation Period; and

e.                                       Employee does not, by the terms of this Agreement, waive claims or rights that may accrue subsequent to the Effective Date; and

f.                                         the parties are each receiving, pursuant to this Agreement, consideration in addition to anything of value to which each is already entitled.

25.                               GROSS-UP POSSIBILITY:

a.                                       Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that a Payment or any part thereof would be subject to the Excise Tax, then Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

b.                                      Subject to the provisions of Section 25.c, all determinations required to be made under this Section 25, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Auditor, or such other nationally recognized certified public accounting firm as may be designated by Employee (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 25, shall be paid by the Company to Employee within 5 days of the receipt of the Accounting Firm’s determination; provided, however, that no Gross-Up Payment shall be paid to Employee prior to six months following the date of Employee’s separation from service from the Company (within the meaning of Section 409A of the Code). Any determination by the

Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 25.c and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

c.                                       Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would required the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Employee is informed in writing of such claim. Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that the Company desires to contest such claim, Employee shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 25.c, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Employee and direct Employee to sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Employee to sue for a refund, the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.                                      If, after the receipt by Employee of a Gross-Up Payment or payment by the Company of an amount on Employee’s behalf pursuant to Section 25.c, Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 25.c, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Employee’s behalf pursuant to Section 25.c, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

e.                                       Notwithstanding any other provision of this Section 25, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Employee, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding.

f.                                         For purposes of this Section 25 of this Agreement, “Excise Tax” shall mean the excise tax imposed by section 4999 of the Code, together with interest or penalties imposed with respect to such excise tax;  “Auditor” shall mean the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor; and “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise.

26.                               AGREEMENT VOLUNTARY:  Employee and S&S each acknowledge and agree that they have carefully read this Agreement and understand that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, including all claims under the ADEA. The parties further agree that they have entered into this Agreement for the above stated consideration. The parties each warrant to the other that they are fully competent and authorized to execute this Agreement, which they understand to be contractual. They further each acknowledge that they execute this Agreement of their own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, they execute this Agreement fully knowing its effect and voluntarily for the consideration stated above.

27.                               NOTICES:  Any notices required or permitted to be given under this Agreement shall be properly made if delivered in the case of S&S to:

Stewart & Stevenson Services, Inc.
P.O. Box 1637
Houston, Texas 77251
Attention:  Stephen A. Hines
Vice President of Human Resources

and in the case of Employee to:

John B. Simmons; at the last address on the books and records of the Company.

28.                               ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including but not limited to the Severance Agreement dated July 19, 2004 between Employee and the Company.

29.                               BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, any successor of the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, in Houston, Harris County, Texas as of the last date entered below.

/s/ John B. Simmons		1/20/06
John B. Simmons		Date

STEWART & STEVENSON SERVICES, INC.

By:	/s/ Carl B. King	1/25/06
	Carl B. King	Date
Senior Vice President